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                           [IVC INDUSTRIES, INC. LOGO]

                              IVC INDUSTRIES, INC.
        500 HALLS MILL ROAD, FREEHOLD, NJ 07728 / PHONE: (732) 308-3000


                                                           FOR IMMEDIATE RELEASE


        IVC INDUSTRIES REQUESTS NASDAQ HEARING REGARDING LISTING STATUS

Freehold, NJ, March 27, 2001 -- IVC Industries, Inc. (NASDAQ: IVCO) announced today that it has been notified by Nasdaq that the Company's Common Stock will be delisted from the Nasdaq SmallCap Market as the Company fails to comply with the minimum market value of public float requirements, as set forth in Marketplace Rule 4310(c)(7). The Company has submitted a request for a hearing before the Nasdaq Listing Qualifications Panel with the intention of retaining the Company's listing on the Nasdaq SmallCap Market.

Based on the results of this hearing, the Panel will determine whether the Company's Common Stock will continue trading on this market or if it will transition to the Over the Counter Bulletin Board System.

About IVC Industries, Inc.

IVC Industries, Inc. is engaged in the manufacturing, packaging and worldwide sales and distribution of vitamins, nutritional supplements and over-the-counter (non-prescription) pharmaceutical products through drug stores, supermarkets and mass merchandising chains, as well as health food stores, and independent drug stores. Its products are distributed under the "Fields of Nature", "LiquaFil", "Pine Bros.", "Nature's Wonder" and "Synergy Plus" brands, as well as under the private brands (store brands) of its retail chain store customers.

When used in this press release, the words "believe", "anticipate", "think", "intend", "will", "should" and similar expressions identify forward-looking statements. In addition, other statements that provide more than historical information may be deemed to constitute forward-looking statements. There are important factors that could cause results to differ materially from those anticipated by these forward-looking statements. These factors include risks and uncertainties such as, among other things, beneficial or adverse trends in the domestic market for vitamins and nutritional supplements, the gain or loss of significant customers for the Company's products, the competitive environment in the vitamin and nutritional supplement industry, and the enactment or promulgation of new government legislation or regulation, as well as other risks and uncertainties that may be detailed from time to time in IVC's reports filed with the Securities and Exchange Commission.


Contact: Thomas Bocchino
         Chief Financial Officer
         IVC Industries, Inc.
         (732) 625-7111


This release and prior releases are available on the IVC Industries, Inc. website at www.ivcinc.com